Exhibit 10.1

SHIFT TECHNOLOGIES, INC.

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into by and between Shift Technologies, Inc., a Delaware corporation (the “Company”) and Jeff Clementz (the “Employee”) (the Company and Employee collectively referred to herein as the “Parties”) as of the last date set forth on the signature page hereto.

1. Separation Date. The Parties hereby acknowledge and agree that Employee’s employment by the Company terminated effective July 1, 2023 (the “Separation Date”). The Separation Date shall be deemed to be the date of separation from service and the date that employment ends for purposes of that certain Employment Agreement dated September 27, 2021, as amended on February 24, 2022, May 12, 2022 and August 8, 2022 (the “Employment Agreement”) and any applicable Company plans or programs in which Employee participated (including, for the avoidance of doubt, the Shift Technologies, Inc. Severance Plan for Key Management Employees (the “Severance Plan”)).

Employee further acknowledges that Employee stepped down as Chief Executive Officer of the Company effective June 9, 2023, and continued in the employ of the Company in a non-executive capacity through the Separation Date. The Company continued to pay Employee’s base salary (at an annual rate of $530,000) through the Separation Date.

2. Accrued Obligations and Vested Benefits. Employee is entitled to receive the following accrued obligations at his separation from service: (a) all base salary earned, accrued and owing, but not yet paid, (b) any vacation earned but not yet taken, (c) reimbursement for business expenses in accordance with Company policy, and (d) any benefits accrued and due in accordance with the terms of any applicable benefit plans or programs of the Company.

3. Separation Payments and Benefits. Provided that Employee timely signs and does not timely revoke this Agreement (in accordance with Section 21 and 22 herein), and complies with the terms and conditions of this Agreement, the Company shall provide Employee with the following separation payments and benefits (less federal, state and local tax withholdings and any other deductions required by law or previously authorized by Employee), in full satisfaction of all termination obligations the Company may have to Employee under any agreement, plan or arrangement, including without limitation the Employment Agreement and Severance Plan, (the “Separation Benefits”):

(a) In full satisfaction of the provisions of Section 8(c) of the Employment Agreement and the provisions of the Severance Plan:

(i) Lump Sum Severance Amount. The Company shall pay Employee an amount in cash equal to $400,000 to be paid to Employee in a single lump sum payment within thirty (30) days following the Effective Date (as defined below);

(ii) 2023 Prorated Annual Bonus. Employee shall be eligible for the 2023 annual bonus that would have been payable to him under the Employment Agreement, prorated based on a fraction (i) the numerator of which is the number of days between January 1, 2023 and the Separation Date, and (ii) the denominator of which is 365. The actual amount of the bonus (if any) shall be determined by the Board (determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled), and shall be paid at the same time as such bonuses are otherwise generally paid to other employees of the Company, but no later than March 15, 2024; and

(iii) Health Plan Continuation Coverage. If Employee timely and properly elects health continuation coverage pursuant to Employee’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall take appropriate steps so as to charge Employee his COBRA continuation premium at the amount paid by active employees for comparable coverage rather than the full permissible COBRA premium amount that may otherwise be charged for COBRA continuation coverage (and the Company shall pay the remaining amount of such COBRA premium amount). This reduced COBRA premium shall be applicable for a period that ends on the eighteen (18) month anniversary of the Separation Date, or the date Employee becomes entitled to duplicative benefits by virtue of Employee’s subsequent or other employment, whichever occurs first. Employee agrees to promptly advise the Company if Employee becomes eligible for such duplicative benefits. If the payment by the Company of any portion of the COBRA premium would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code (as defined below), the Company-paid portion of the premium will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(b) Unvested Equity Awards. For avoidance of doubt, and solely for purposes of clarity, as provided under the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (the “Plan”), Employee’s outstanding equity awards held by Employee under the Plan shall be forfeited and cancelled for no consideration as of the Separation Date.

(c) Employee acknowledges and agrees that, unless he executes this Agreement, he will not otherwise be entitled to receive the consideration set forth in this Section 3. Employee further acknowledges and agrees that the consideration set forth or referenced in Section 3 constitutes full satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Company and termination thereof.

4. Directorship; Post-Termination Cooperation.

(a) The Parties hereby acknowledge and agree that Employee resigned from his position as a director of the Board effective as of June 9, 2023.

(b) From the Separation Date until August 31, 2023 (the “Transition Period”), Employee agrees to make himself available to the senior management of the Company to answer questions regarding any matter, project, initiative or effort with which Employee was involved while employed with the Company.

5. Post-Separation Covenants; Dispute Resolution. The Company and Employee acknowledge and agree that the post-separation covenants and dispute resolution provisions set forth in the Employment Agreement (including, without limitation, Sections 14(c), 15 and 16 of the Employment Agreement) are incorporated into this Agreement by reference and shall remain in full force and effect following the Separation Date in accordance with their respective terms. In the event of material breach by Employee of this Agreement, Employee acknowledges and agrees that: (a) the Company shall have the right to terminate any remaining unpaid Separation Benefits and file a lawsuit against Employee to recover ninety-five percent (95%) of the Separation Benefits, as such amount is not deemed earned absent Employee’s compliance with this Agreement; and (b) the remaining five percent (5%) of the Separation Benefits shall constitute full and complete consideration sufficient to support enforcement of this Agreement against Employee, including, but not limited to, enforcement of Employee’s release of claims set forth below.

6. Release. In consideration of the Separation Benefits and the Company’s promises in this Agreement:

(a) Employee hereby RELEASES the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (all collectively included in the term “Company” for purposes of this release), from any and all claims, demands or causes of action which Employee, or Employee’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Employee” for purposes of this release), have, had or may have against the Company, based on any events or circumstances arising or occurring prior to and including the date of Employee’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Employee’s employment or termination of employment by the Company, any rights of continued employment, reinstatement or reemployment by the Company, and any costs or attorneys’ fees incurred by Employee, PROVIDED, HOWEVER, Employee is not waiving, releasing or giving up any rights Employee may have as a shareholder of the Company that may not be waived under applicable law, to vested benefits under any pension or savings plan, to continued benefits in accordance with COBRA, to unemployment insurance, to any claims or rights Employee may have to indemnification, to enforce the terms of this Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Employee’s behalf against the Company by any person or entity, Employee waives any and all rights to receive monetary damages or injunctive relief in favor of Employee from or against the Company.

(b) Employee agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Employee against the Company; that Employee is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §1981, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Government Code, the California Business and Professions Code, the California Family Rights Act, the California Pregnancy Disability Leave Law, the California Equal Pay Law, the California Crime Victim Leave Law, the California Healthy Family Act, the California Plant Closing Law, and all other federal, state and local statutes, ordinances and common law, including but not limited to any claims based on public policy, breach of contract, either expressed or implied, equitable claims, defamation, retaliation, whistleblowing, negligence, invasion of privacy, infliction of emotional distress, slander, libel, estoppel, fraud, misrepresentation, and other torts (including intentional torts) and wrongful discharge, and claims for discretionary bonuses and other discretionary payments to the fullest extent permitted by law; that Employee is waiving all claims against the Company, known or unknown, arising or occurring prior to and including the date of Employee’s execution of this Agreement; that the consideration that Employee will receive in exchange for Employee’s waiver of the claims specified herein exceeds anything of value to which Employee is already entitled; that Employee was hereby advised in writing to consult with an attorney and that Employee had at least twenty-one (21) calendar days to consider this Agreement; that Employee has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Employee’s choosing; and that Employee has had a reasonable period of time within which to consider this Agreement. Employee represents that Employee has not assigned any claim against the Company to any person or entity; that Employee has no right to any future employment by the Company; that Employee has received all compensation, benefits, remuneration, accruals, contributions, reimbursements, bonuses, vacation pay, and other payments, leave and time off due; and that Employee has not suffered any injury that resulted, in whole or in part, from Employee’s work at the Company that would entitle Employee to payments or benefits under any state worker’s compensation law and the termination of Employee’s employment by the Company is not related to any such injury.

(c) Employee expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise preclude from its binding effect any claim against the Company (as defined in Paragraph 6(a) above) not now known by Employee to exist, including any benefit under Section 1542 of the California Civil Code which states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7. Permitted Conduct. Employee understands that nothing contained in this Agreement limits: (a) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, law enforcement, or any other federal, state or local governmental agency or commission (“Government Agencies”); (b) Employee’s right to disclose information about or testify regarding alleged criminal conduct or unlawful acts in the workplace, including but not limited to discrimination, harassment, retaliation or any other unlawful or potentially unlawful conduct; or (c) Employee’s ability to file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled. Employee further understands that this Agreement does not limit Employee’s ability to initiate, testify, assist, comply with a subpoena from, or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and that nothing herein precludes Employee from requesting or receiving confidential legal advice; provided, however, that Employee may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

8. Defend Trade Secrets Act of 2016. The Company provides notice to Employee pursuant to the Defend Trade Secrets Act of 2016 that:

(a) An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

9. Cooperation. Following the Separation Date, Employee agrees to cooperate fully with the Company in the defense, prosecution or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company (“Matters”). For the avoidance of doubt, this includes Employee’s cooperation in connection with such Matters, which will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, and being available for interviews as reasonably requested. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with such cooperation.

10. No Unlawful Conduct. Employee represents and warrants that Employee has not engaged in any unlawful or fraudulent conduct in connection with Employee’s employment or duties with the Company; that Employee is not aware of the Company’s violation of any applicable law, rule, regulation and/or binding legal guidance; and that Employee is not aware of the Company’s material non-compliance with any applicable accounting or professional responsibility rule, practice and/or principle.

11. Confidentiality; Non-Disparagement.

(a) Employee agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to anyone other than Employee’s immediate family or legal, tax or financial advisors or as otherwise required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information. With reference to Section 162(q) of the Internal Revenue Code of 1986, as amended, and the corresponding regulations and guidance promulgated thereunder (the “Code”), nothing contained in this Agreement shall be interpreted or construed as requiring non-disclosure with respect to factual information relating to allegations of sexual harassment or sexual abuse.

(b) Employee agrees not to make, or cause or attempt to cause any other person to make any statement, written or oral, or convey any information about the Company (directly or indirectly) or attempt to cause any other person or entity to make any statement, written or oral (including, but not limited to, statements made in person, by phone, email, text message, online, on social media, or otherwise) which is false, disparaging, or defamatory towards the Company, as the Company is defined in Section 6(a) of this Agreement.

(c) Employee specifically acknowledges and reaffirms Employee’s ongoing obligations to the Company (1) not to use for any purpose or disclose any confidential or proprietary information of the Company or a third party to which Employee had access or created during: (i) the period of Employee’s employment with the Company, (ii) during the Transition Period, or (iii) during his service as a director of the Board, (2) to return after the cessation of his services to the Company any and all materials containing such confidential or proprietary information to the Company, and (3) to comply with the obligations set forth in the Employment Agreement and this Agreement.

12. No Admission of Liability. This Agreement does not constitute and will not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, and the Company expressly denies that it has engaged in any such conduct.

13. Amendment; Entire Agreement. This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and, other than as specifically set forth in this Agreement, supersedes and replaces all prior negotiations and agreements, whether written or oral. This Agreement may be modified only by a written instrument signed by the Parties hereto. The Parties acknowledge and agree that Employee remains subject to all employment and post-employment obligations set forth in the Employment Agreement; provided, however, for the avoidance of doubt, that the foregoing shall not be construed as resulting in the duplication of any compensation or severance benefits payable to Employee.

14. Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement, and the Parties agree that signatures delivered by hand delivery, U.S. mail, fax, and e-mail/pdf are valid.

15. Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16. Section 409A of the Internal Revenue Code. Although the Company does not guarantee the tax treatment of any payment under this Agreement, this Agreement and any payments made hereunder are intended to comply with or be exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. Any payment under this Agreement may only be made upon an event and in a manner permitted by Section 409A of the Code, and such payments are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable. Notwithstanding anything herein to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” (as such term is defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Employee’s “separation of service” (as such term is defined in Section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six months following Employee’s separation of service with the Company. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

For purposes of Section 409A of the Code, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of a payment.

The Company reserves the right to amend the provisions of this Agreement at any time and in any manner without Employee’s consent but with notice to Employee solely to comply with the requirements of Section 409A of the Code and to avoid the imposition of additional tax, interest or income inclusion under Section 409A of the Code on any payment to be made hereunder. Notwithstanding the foregoing, in no event shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on Employee by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

17. Severability. If any provision, section, subsection or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

18. Voluntary Agreement. Employee hereby agrees and acknowledges that Employee has carefully read this Agreement, fully understands what this Agreement means, and is signing this Agreement knowingly and voluntarily, that no other promises or agreements have been made to Employee other than those set forth in this Agreement, and that Employee has not relied on any statement by anyone associated with the Company that is not contained in this Agreement in deciding to sign this Agreement.

19. Governing Law and Dispute Resolution. This Agreement will be governed by the laws of the State of California. The Parties agree that all disputes arising under this Agreement will be subject to the Employment Agreement.

20. Return of Company Property. Employee must return to the Company within 10 days after Employee’s termination of employment all Company property previously provided to Employee, including, but not limited to, any Company owned computer, personal digital assistant, mobile phone, credit cards, keys, key fobs, computer accessories, and Company documents and materials (however stored). Notwithstanding the foregoing, Employee will be permitted to keep certain Company-provided property following his termination of employment, which items include one (1) iPad and one (1) computer (each of which shall be cleared of all confidential or proprietary information of the Company upon the termination of Employee’s employment and prior to the transfer of such property to Employee). For the avoidance of doubt, subject to the provisions of this Section 20, Company property remains subject to applicable Company policies, as may be amended from time to time.

21. Acceptance. Employee may accept this Agreement by delivering an executed copy of the Agreement to the Company within twenty-one (21) calendar days after Employee’s receipt of this Agreement. The Parties agree that any changes to the Agreement, whether material or non-material, will not extend the 21-day consideration period.

22. Revocation. Employee may revoke this Agreement within seven (7) calendar days after it is executed and delivered by Employee to the Company by delivering a written notice of revocation to the Company no later than the close of business on the 7th calendar day after this Agreement was signed by Employee. This Agreement will become effective and enforceable on the 8th calendar day after Employee signs and delivers the Agreement to the Company (the “Effective Date”), provided Employee has not timely revoked this Agreement. If Employee fails to timely accept the Agreement or timely revokes this Agreement, the Parties will have no obligations under this Agreement.

23. Attorneys’ Fees. The Company shall reimburse Employee for his reasonable legal fees incurred in connection with review of and revisions to this Agreement, in an amount not to exceed Seven Thousand Five Hundred dollars ($7,500).

[Signature Page Follows]

WHEREFORE, the Parties have executed this Agreement on the date or dates set forth below.

JEFF CLEMENTZ:

Name:	/s/ Jeff Clementz
Date:	7/21/2023

SHIFT TECHNOLOGIES, INC.

By:	/s/ Oded Shein
Name:	Oded Shein
Title:	CFO
Date:	7/21/2023